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                                                                   Exhibit 5.1


                             FOLEY, HOAG & ELIOT LLP

                             ONE POST OFFICE SQUARE

                        BOSTON, MASSACHUSETTS 02109-2170

                                    --------

                           TELEPHONE 617-832-1000   1747 PENNSYLVANIA AVE., N.W.

                           FACSIMILE 617-832-7000            SUITE 1200

                             http://www.fhe.com        WASHINGTON, D.C. 20006

                                                         TEL: 202-223-1200

                                                         FAX: 202-785-6687



                                          March 9, 2001

Lightbridge, Inc.
67 South Bedford Street
Burlington, Massachusetts  01803

Ladies and Gentlemen:

         We have acted as counsel for Lightbridge, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offering by the Company of an aggregate of 1,587,094 shares (the "Shares") of its common stock, $.01 par value, issuable under options currently issued and outstanding pursuant to the Corsair Communications, Inc. 1997 Stock Incentive Plan and the Subscriber Computing, Inc. 1997 Incentive Stock Option, Nonqualified Stock Option and Restricted Stock Purchase Plan (the "Plans"), which options were assumed by the Company in connection with the acquisition by the Company of Corsair Communications, Inc.

         In arriving at the opinions expressed below, we have examined and relied on the following documents:

         (a)  the Registration Statement;

         (b)  the Plans;

         (c)  the Certificate of Incorporation and By-Laws of the Company;

         (d) the Amended and Restated Agreement and Plan of Reorganization among the Company, Corsair and Lightning Merger Corporation, dated November 8, 2000 pursuant to which the options under the Plans were assumed by the Company; and

         (e) the records of meetings and consents of the Board of Directors and stockholders of the Company provided to us by the Company.

         In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such records, documents and instruments of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.


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March 9, 2001
Page 2


         We express no opinion other than as to the General Corporation Law of the State of Delaware.

         Based upon the foregoing, we are of the opinion that:

         1. The Company has the corporate power necessary for the issuance of the Shares under the Plans, as contemplated by the Registration Statement.

         2. The Shares have been duly authorized and, when issued against payment of the agreed consideration therefor in accordance with the Plans, will be validly issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                               Very truly yours,

                                               Foley, Hoag & Eliot LLP

                                               By: /s/ Alexander H. Pyle
                                                  -------------------------
                                                  a Partner